Exhibit 99.1

400 Centre Street, Newton, MA 02458-2076	tel: (617) 219-1440 fax: (617) 219-1441

FOR IMMEDIATE RELEASE	Contacts:
Timothy A. Bonang, Vice President, Investor Relations
(617) 219-1440

Government Properties Income Trust Announces Results for the Periods

Ended December 31, 2009

Newton, MA (February 22, 2009): Government Properties Income Trust (NYSE: GOV) today announced financial results for the quarter and year ended December 31, 2009.  GOV completed its initial public offering, or IPO, on June 8, 2009.  Accordingly, GOV’s historical results of operations are not comparable to results which may be expected in future periods.

Results for the quarter ended December 31, 2009:

Net income available for common shareholders was $5.4 million for the quarter ended December 31, 2009, compared to $8.2 million for the same quarter last year.  Net income per share (EPS) for the quarter ended December 31, 2009 was $0.25.  For the quarter ended December 31, 2008, GOV did not have any outstanding shares.

Funds from operations (FFO) for the quarter ended December 31, 2009 was $10.2 million, or $0.48 per share compared to FFO for the quarter ended December 31, 2008 of $11.8 million.

The weighted average number of common shares outstanding was 21,481,350 for the quarter ended December 31, 2009.

Results for year ended December 31, 2009:

Net income was $26.0 million for the year ended December 31, 2009, compared to $31.8 million for the same period last year.  Net income per share (EPS) for the year ended December 31, 2009 was $1.72.  For the year ended December 31, 2008, GOV did not have any outstanding shares.

Funds from operations (FFO) for the year ended December 31, 2009 was $42.2 million, or $2.80 per share, compared to FFO for the year ended December 31, 2008 of $46.0 million.

A Maryland Real Estate Investment Trust with transferable shares of beneficial interest listed on the New York Stock Exchange.

No shareholder, Trustee or officer is personally liable for any act or obligation of the Trust.

The weighted average number of common shares outstanding totaled 15,082,204 for the year ended December 31, 2009.  If GOV’s formation transaction and IPO had occurred on January 1, 2009, GOV’s weighted average number of common shares outstanding would have been 21,459,190.

Recent Investment Activities:

Since the completion of its IPO, GOV has acquired five properties and has entered into a binding purchase and sale agreement to acquire one additional property for an aggregate purchase price of $161.7 million, which includes the assumption of $35.3 million of mortgage debt that is not currently prepayable and excludes closing costs:

•                  In August 2009, GOV acquired one industrial property located in Nashua, NH with 321,900 rentable square feet.  This property is 100% leased to the U.S. Postal Service.  The purchase price was $18.2 million.

•                  In November 2009, GOV entered a binding purchase and sale agreement to acquire an office and warehouse property located in Landover, MD with 266,000 rentable square feet.  This property is 100% leased to the U.S. Government and occupied by the Defense Intelligence Agency.  The purchase price is $43.7 million, which includes the assumption of $24.8 million of mortgage debt.  GOV has completed its acquisition diligence for this property and expects to acquire this property and assume the mortgage debt during the first quarter of 2010; however, no assurance can be given that this acquisition will be consummated in that time period or at all.

•                  In December 2009, GOV acquired three office properties for an aggregate purchase price of $71.1 million.  The first December acquisition was a property located in Sacramento, CA with 163,425 rentable square feet.  This property is 98.1% leased, with the majority leased to the state of California and occupied by the California Department of Finance.  The purchase price was $40.0 million.

•                  The second December acquisition was also located Sacramento, CA with 110,500 rentable square feet.  This property is 100% leased to the state of California and occupied as the headquarters for the California National Guard.  The purchase price was $15.1 million.

•                  The third December acquisition was a property located in Arlington Heights, IL with 57,770 rentable square feet.  This property is 100% leased to the U.S. Government and occupied as the national training center for the Occupational Health and Safety Administration.  The purchase price was $16.0 million.

•                  In January 2010, GOV acquired one office property located in Lakewood, CO with 166,745 rentable square feet.  This property is 100% leased to the U.S. Government and occupied as the intermountain regional headquarters for the National Park Service.  The purchase price was $28.7 million, which included the assumption of $10.5 million of mortgage debt.

Recent Financing Activities:

On January 14, 2010, GOV issued 8,500,000 common shares at a price of $21.50 per share in a public offering.  On January 19, 2010, the underwriters exercised their over allotment option in full to purchase 1,275,000 additional common shares.  The sale of 9,775,000 common shares closed on January 21, 2010 and raised gross proceeds of $210.2 million.  The funds from this offering were used to reduce amounts outstanding under GOV’s secured revolving credit facility and to fund business activities, including funding some of GOV’s acquisitions.  As of February 19, 2010, GOV has no amounts outstanding on its $250 million secured revolving credit facility and approximately $44 million of cash available for investment and general business purposes.

Conference Call:

On Monday, February 22, 2009, at 1:00 p.m. Eastern Time, Adam Portnoy, President and Managing Trustee, and David Blackman, Chief Financial Officer, will host a conference call to discuss the fourth quarter 2009 results.

The conference call telephone number is (888) 596-2633.  Participants calling from outside the United States and Canada should dial (913) 312-1295.  No pass code is necessary to access the call from either number.  Participants should dial in about 15 minutes prior to the scheduled start of the call.  A replay of the conference call will be available through 8:00 p.m. Eastern Time on Monday, March 1st.  To hear the replay, dial (719) 457-0820.  The replay pass code is 3113174.

A live audio webcast of the conference call will also be available in a listen only mode on GOV’s website, which is located at www.govreit.com.  Participants wanting to access the webcast should visit the company’s website about five minutes before the call.  The archived webcast will be available for replay on GOV’s website for about one week after the call.  The taping and retransmission in any way of GOV’s fourth quarter and year end conference call is strictly prohibited without the prior written consent of GOV.

Supplemental Data:

A copy of GOV’s Fourth Quarter 2009 Supplemental Operating and Financial Data is available for download at GOV’s website, www.govreit.com.

Government Properties Income Trust is a real estate investment trust, or REIT, which owns properties located throughout the United States leased primarily to the U.S. Government and several state government tenants.  As of December 31, 2009, GOV owned 33 properties with 4.0 million square feet.  GOV is headquartered in Newton, Massachusetts.

Please see the pages attached hereto for a more detailed statement of our operating results and financial condition, along with an explanation of our calculation of FFO.  GOV’s website, which is referenced above, is not incorporated as a part of this press release.

Government Properties Income Trust

Consolidated Statements of Income and Funds from Operations

(amounts in thousands, except per share data)

(unaudited)

		Three Months Ended December 31,		Twelve Months Ended December 31,
		2009	2008	2009	2008

Rental income		$20,654	$19,468	$78,957	$75,425

Expenses:
Real estate taxes		2,296	2,009	8,546	7,960
Utility expenses		1,482	1,533	6,325	6,229
Other operating expenses		3,633	3,392	12,232	12,159
Depreciation and amortization		3,983	3,612	15,172	14,182
Acquisition costs		825	-	1,032	-
General and administrative		1,291	746	4,151	2,984
Total expenses		13,510	11,292	47,458	43,514
Operating income		7,144	8,176	31,499	31,911

Interest and other income		(5)	7	38	37
Interest expense (including amortization of deferred financing fees of $562, $—, $1,551 and $—, respectively)		(1,724)	(14)	(5,556)	(141)
Net income		$5,415	$8,169	$25,981	$31,807

Calculation of Funds from Operations, or FFO (1):
Net income		$5,415	$8,169	$25,981	$31,807
Plus:	depreciation and amortization	3,983	3,612	15,172	14,182
Plus:	acquisition costs	825	-	1,032	-
FFO		$10,223	$11,781	$42,185	$45,989

Weighted average common shares outstanding		21,481	—	15,082	—

Per common share:
Net income		$0.25	—	$1.72	—
FFO		$0.48	—	$2.80	—

(1)    We compute FFO as shown in the calculations above.  Our calculations of FFO differ from the National Association of Real Estate Investment Trusts, or NAREIT, definition because we exclude acquisition costs.  We consider FFO to be an appropriate measure of performance for a REIT, along with net income and cash flow from operating, investing and financing activities.  We believe that FFO provides useful information to investors because by excluding the effects of certain historical amounts, such as depreciation expense, FFO can facilitate a comparison of operating performance between historical periods and among REITs.  FFO does not represent cash generated by operating activities in accordance with generally accepted accounting principles, or GAAP, and should not be considered an alternative to net income or cash flow from operating activities as a measure of financial performance or liquidity.  FFO is one important factor considered by our Board of Trustees in determining the amount of distributions to shareholders.  Other important factors include, but are not limited to, requirements to maintain our status as a REIT, limitations in our secured revolving credit facility, the availability of debt and equity capital to us and our expectations of future capital requirements and operating performance.

Government Properties Income Trust

Consolidated Balance Sheets

(amounts in thousands, except share data)

(unaudited)

	December 31,	December 31,
	2009	2008
ASSETS
Real estate properties:
Land	$74,009	$65,719
Buildings and improvements	502,748	424,756
	576,757	490,475
Accumulated depreciation	(113,027)	(100,034)
	463,730	390,441
Acquired real estate leases, net	15,310	10,071
Cash and cash equivalents	1,478	97
Restricted cash	-	1,334
Rents receivable	13,544	14,593
Deferred leasing costs, net	1,330	1,757
Deferred financing costs, net	5,204	-
Due from affiliates	103	-
Other assets, net	14,114	1,481
Total assets	$514,813	$419,774

LIABILITIES AND SHAREHOLDERS EQUITY
Mortgage notes payable	$-	$134
Secured revolving credit facility	144,375	-
Accounts payable and accrued expenses	13,985	3,036
Due to affiliates	837	-
Acquired real estate lease obligations, net	3,566	3,151
Total liabilities	162,763	6,321

Commitments and contingencies	-	-

Shareholders’ equity:
Common shares of beneficial interest, $.01 par value:
21,481,350 shares issued and outstanding	215	-
Additional paid in capital	357,627	-
Cumulative net income	13,541	-
Cumulative common distributions	(19,333)	-
Ownership interest	—	413,453
Total shareholders’ equity	352,050	413,453

Total liabilities and shareholders equity	$514,813	$419,774